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                                                                   EXHIBIT 2.2

                                EQUIPMENT LEASE


         This Equipment Lease is made and entered into as of this 4th day of November, 1996, by and between Emergent Group, Inc., of 15 South Main Street, City of Greenville, County of Greenville, State of South Carolina ("Lessor"), and CambridgeBanc, Inc., of Suite C-4, Merovan Center, 1200 Woodruff Road, City of Greenville, County of Greenville, State of South Carolina ("Lessee"), and Lessee leases from Lessor, with respect to the personal property described on Exhibit A attached hereto (the "Property").


                                  SECTION ONE
                                 TERM OF LEASE

         The term of the lease shall commence on the date hereof, and terminate twelve (12) months from the date hereof, unless otherwise terminated as provided in this Agreement.


                                  SECTION TWO
                                PAYMENT OF RENT

         In consideration for the leasing of the Property for the above-described term, Lessee agrees to pay the Lessor as rent for the Property the sum of Eighteen Thousand Dollars ($18,000.00) on the date hereof.


                                 SECTION THREE
                        USE AND PRESERVATION OF PROPERTY

         Lessee shall use the Property in a careful and proper manner, shall comply in all material respects with all applicable laws and regulations, and shall maintain the Property in good repair and condition (reasonable wear and tear excepted). Lessee assumes all risks of loss and damage to the Property from any cause whatsoever and agrees that the Property will be returned to Lessor in substantially the same appearance and condition as when received, ordinary wear and tear excepted.


                                  SECTION FOUR
                        TERMINATION OF LEASE BY DEFAULT

         If Lessee fails to perform any of the conditions or covenants of this lease, Lessor may terminate this lease and Lessee's right to possession of the Property, and take possession of the Property upon five (5) days notice to Lessee.
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                                  SECTION FIVE
                          LESSOR'S RIGHT OF INSPECTION

         At all times during Lessee's business hours, Lessor shall have the right to enter the premises where the Property is located for the purpose of inspecting the Property.


                                  SECTION SIX
                        OBLIGATION TO PAY TAXES AND FEES

         Lessee shall pay any all license fees, assessments, and sales, use, property and other taxes imposed on the Property, either directly or by reimbursement of Lessor, excepting only taxes imposed on or measured by income of Lessor.


                                 SECTION SEVEN
                             OWNERSHIP OF PROPERTY
                            LIMITATION OF WARRANTIES

         Lessor represents and warrants that it has sole title to the Property, free and clear of any claims, liens or encumbrances and has full power and authority to enter into this Lease. Lessor has not made and does not make any representation, warranty, or covenant, express or implied, with respect to the condition of the Property. Lessor shall not be liable to Lessee for any liability, loss, or damage caused directly or indirectly by the Property, by any inadequacy or defect, or by any incident in connection with the Property. Lessor shall cooperate fully with Lessee in the exercise of any rights of warranty respecting the Property.


                                 SECTION EIGHT
                                 MISCELLANEOUS

         This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. The headings in this Agreement are for reference purpose only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, each party has caused this Agreement to be executed on the date indicated below.





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         Lessor:                             Lessee:
         EMERGENT GROUP, INC.                RSI HOLDINGS, INC.


         By:  /s/ John M. Sterling, Jr.      By: /s/ Matthew J. Marron
            ------------------------------      -------------------------------
         Title:   Chairman and CEO           Title: President
               ---------------------------         ----------------------------
         Date:   October 11,1996             Date:   October 11, 1996
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[All exhibits omitted]











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